                                                                    EXHIBIT 10.1
April  23, 1998

Mr. Robert C. Vernon
35 Grand Miramar
Henderson, NV  89120

Dear Bob:

This letter sets forth the agreement between DataWorks Corporation (together with each of its subsidiaries, the "Company") and you (the "Agreement") relating to your mutually agreed to separation as an officer, employee and member of the Board of Directors of the Company. You and the Company agree that this Agreement shall supercede and replace the letter agreement entitled "Employment Terms" dated November 29, 1997 (the "Employment Agreement") between you and the Company. The terms of the new Agreement between you and the Company are as follows:

1. SEPARATION. You will resign as an officer, employee and member of the Board of Directors of the Company effective as of April 24, 1998 (the "Separation Date").

2. ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments upon the Separation Date regardless of whether or not you sign this Agreement.

3. CONSULTING PERIOD. In exchange for the promises and covenants herein, the parties agree that you shall serve as an outside consultant to the Company for the period from the Separation Date through March 31, 2001 (the "Consulting Period"). During the Consulting Period, you agree that from time to time, you will render consulting services upon reasonable request, at mutually agreed upon times and upon reasonable notice.
        You shall receive a fee for services, during the course of the Consulting Period, subject to certain obligations referenced herein (the "Consulting Payment"), and to be paid as follows: (i) $37,500 per quarter paid in seven (7) equal consecutive installments commencing on July 15, 1998 and continuing until January 15, 2000, each installment to be paid on the 15th day of the first month of the quarter in which services are being rendered; and (ii) $31,250 per quarter paid in four
        (4) equal consecutive installments commencing on April 15, 2000 and continuing until January 15, 2001, each installment to be paid on the 15th day of the first month of the quarter in which services are being rendered. You agree that you shall be solely responsible for the payment of any taxes imposed on account of any payments made to you and you shall indemnify and hold the Company harmless for any and all liabilities, loss, damages and/or judgements incurred by the Company arising from or related to your failure to make appropriate tax payments.

4. OPTIONS. Each outstanding option to purchase Common Stock of the Company which is held by you as of the Separation Date will continue to be governed by the terms of the option agreement pursuant to which such option was granted (each referred to as an "Option Agreement").

5. HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. If you elect continued coverage under COBRA, the Company, as part of this Agreement, will pay your COBRA premiums (the "COBRA Benefit") through the earlier of (i) eighteen (18) months following the Separation Date ("the COBRA Period"), or (ii) the date in which you begin full-time employment with another company or business entity wherein comparable health benefits are offered. In addition, for eighteen (18) months following the COBRA Period, the Company will provide you with a monthly payment in an amount equal to the last monthly premium paid by the Company under your COBRA Benefit. The Company will adjust the COBRA Benefit amount from time to time as appropriate, to make it equal in amount to the per month premium charged by the Company's then-current group health insurance provider for the level of coverage you were receiving on the last day of the COBRA Period.

6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any compensation, severance, benefits, shares of stock or stock options, notwithstanding any prior agreement to the contrary, after the Separation Date.

7. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. You agree and understand that you will not be entitled to any expense reimbursements during the Consulting Period unless such expenses are approved in advance and in writing by an officer of the Company.

8. RETURN OF COMPANY PROPERTY. You agree that, within ten (10) business days of the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you will refrain from any use or disclosure of the Company's proprietary or confidential information or materials without prior written authorization from a duly authorized


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        representative of the Company. The Proprietary Information and
        Inventions Agreement which you have executed, a copy of which is attached hereto as Exhibit B (the "Proprietary Information and Inventions Agreement") will continue to apply pursuant to its terms following the Separation Date.

10. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

11. NONDISPARAGEMENT. Both you and the Company agree not to disparage the other party, and/or the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. RELEASE. In exchange for the payments and other consideration under this Agreement, you agree to execute the Employee Agreement and Release attached hereto as Exhibit A. In addition, both the Company and you hereby release the other party, and the other party's officers, directors, employees, shareholders and agents, from all past, present and future disputes, claims, damages, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, in equity or otherwise, whether known, unknown, suspected, unsuspected, disclosed or undisclosed, and that have arisen or arise directly or indirectly out of, or relate directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Agreement and which arise out of or relate to the Employment Agreement or any other prior association between you and the Company (excluding such party's continuing rights as expressly set forth herein and such party's rights under the Noncompetition Agreement dated September 29, 1997 between you and the Company (the "Noncompetition Agreement"), the Proprietary Information and Inventions Agreement and any Option Agreement).

13. MISCELLANEOUS. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Notwithstanding the foregoing or anything else contained herein, the Noncompetition Agreement, the Proprietary Information and Inventions Agreement and each Option Agreement shall continue in full force and effect in accordance with their respective terms. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the

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        heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If the forgoing accurately sets forth our agreement, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

I wish you luck in your future endeavors.

                                   Sincerely,

                                            DATAWORKS CORPORATION



                                            By:    /s/ Norman R. Farquhar
                                                   ----------------------------
                                                   Norman R. Farquhar
                                                   Executive Vice President
                                                   and Chief Financial Officer

Exhibit A - Employee Agreement and Release
Exhibit B - Proprietary Information and Inventions Agreement



Agreed to and accepted this __ day of April, 1998:


/s/ Robert C. Vernon
---------------------
Robert C. Vernon

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                                    EXHIBIT A

                        EMPLOYMENT AGREEMENT AND RELEASE


        Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").



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        In giving this release, which includes claims which may be unknown to me at present. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.


                                      By:
                                          -------------------------------------
                                                   Robert C. Vernon

                                      Date:
                                           ------------------------------------



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                                    EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                             DATAWORKS CORPORATION
                        CONFIDENTIALITY, NON-DISCLOSURE,
                     ASSIGNMENT OF INTELLECTUAL PROPERTY AND
                              ASSOCIATION AGREEMENT



I.      PREAMBLE:

A.      The parties to this agreement are:

        1. DataWorks Corporation, Inc., its subsidiaries and affiliates (hereinafter "DataWorks");

        2. Robert C. Vernon, a potential/current employee of, or current independent contractor with DataWorks (hereinafter "ASSOCIATE").

B.         Consideration:

           ASSOCIATE is an employee, a prospective employee or independent contractor working for DataWorks. This agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time the ASSOCIATE was initially employed or engaged by DataWorks. In consideration of the ASSOCIATE's original and continuing employment with, or work for DataWorks in a capacity in which he or she may receive, or contribute to the production of, Confidential Information or Intellectual Property (as defined below), ASSOCIATE hereby confirms his or her understanding and agreement as follow:

II.     DEFINITIONS:

        C. For purposes of this agreement, "Confidential Information" shall mean information or material proprietary to DataWorks or designated as Confidential Information by DataWorks and not generally known by non-DataWorks personnel, which the ASSOCIATE develops, or of which ASSOCIATE obtains knowledge, or to which the ASSOCIATE may obtain access, through or as a result of, the ASSOCIATE's relationship with DataWorks (including information conceived, originated, discovered or developed in whole or in part by the ASSOCIATE). Confidential Information includes, but is not limited to the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, data structures, instruction sets, documentation, diagrams, flow charts, research, development, training methods, training manuals, processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information. Confidential information also includes any information described above which DataWorks obtains from other entities and which DataWorks treats as proprietary or designates as Confidential Information, whether or not owned or developed by DataWorks. INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME ASSOCIATE FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE WHICH ASSOCIATE WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE, SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION.

        D. For purposes of this agreement, "DataWorks' Business" shall mean the design, manufacture, fabrication, development, testing, marketing, advertising, servicing, authorship, sales, and licensing of: computers, computer hardware, computer software, services, services related to the support of data processing services, computer firmware and computer manuals as well as the training and education of computer users.

        E. For purposes of this agreement "Intellectual Property," shall mean those forms of authorship (as understood from Title 17 of the United States Code), invention (as understood by Title 35 of the United States Code) and identification (as understood from Title 15 of the United States Code Section 1051 et seq, trademarks and servicemarks) and such other forms of property rights in ideas, "know how", inventions, discoveries, or in their physical embodiments as shall be authorized by state, local, territorial, federal or international law.

III. ASSOCIATE AGREES:

        F. ASSOCIATE agrees during his or her employment by DataWorks and for two years thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, copy, disclose or transfer any Confidential Information to any person or entity or utilize any Confidential Information for any purpose except in the course of ASSOCIATE's work for DataWorks.

        G. ASSOCIATE agrees to promptly disclose to DataWorks, all Intellectual Property conceived during the term of his or her employment.

        H. ASSOCIATE agrees that all Intellectual Property meeting the conditions of California Labor Code, Section 2870, is the exclusive property of DataWorks.

        I. ASSOCIATE agrees to assign to DataWorks all right, title and interest in any Intellectual Property belonging to DataWorks under Section 2870 of the California Labor Code.

        J. ASSOCIATE agrees to promptly execute all papers and otherwise cooperate as is necessary to obtain and enforce U.S. and foreign patents, copyrights, trademark, servicemark and trade secret protection on Intellectual Property belonging to DataWorks.

        K. ASSOCIATE agrees that all works of authorship prepared by ASSOCIATE in the course of his or her employment, including computer programs and other software, as well as manuals describing the operation of said programs and software, or manuals prepared for training, constitute works for hire under 17 U.S.C. Section 101 and 201(b).

        L. ASSOCIATE agrees that all notes, data, reference materials. schedules, drawings, memoranda, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to DataWorks and ASSOCIATE agrees to turn over all copies of such materials, in the ASSOCIATE's control to DataWorks upon request or upon termination of the ASSOCIATE's relationship with DataWorks.

        M. ASSOCIATE agrees that tangible embodiments of Confidential Information are not to be removed from DataWorks' premises without DataWorks' prior written consent.

        N. ASSOCIATE agrees to cooperate with DataWorks in the protection of DataWorks' Confidential Information for five (5) years after ASSOCIATE's termination, provided DataWorks covers ASSOCIATE's expenses and tenders a per diem allowance equivalent to ASSOCIATE's then current salary.

        O. ASSOCIATE agrees to participate in a termination interview immediately (within two (2) working days) upon leaving DataWorks. Said interview will include requiring:

                1. ASSOCIATE to certify that all Confidential Information of DataWorks has been returned; and

                2. ASSOCIATE shall certify what non-DataWorks Confidential Information or Intellectual Property ASSOCIATE has created while employed at DataWorks.


        P. ASSOCIATE acknowledges that future promotions or participation in ownership may be contingent on execution of a more stringent secrecy and non-use agreement.

IV.     DATAWORKS AGREES:

        Q. To pay any costs of obtaining and maintaining U.S. and foreign protection an any Intellectual Property belonging to DataWorks.

        R. DataWorks agrees to pay the salary, benefits and/or fees for ASSOCIATE as previously agreed.

        S. Nothing contained in this agreement obligates DataWorks to apply for any patent, copyright, trademark or servicemark protection.

V. LEGAL IMPLICATIONS:

        T. Because of the unique nature of the Confidential Information, ASSOCIATE understands and agrees that DataWorks will suffer irreparable harm in the event that ASSOCIATE fails to comply with any of his or her obligations under this agreement and that monetary damages will be inadequate to compensate DataWorks for such breach. Accordingly, ASSOCIATE agrees that DataWorks will, in addition to any other remedies available to it, at law or in equity, be entitled to injunctive relief to enforce the terms of this agreement.

        U. This agreement shall be governed by the California law applicable to contracts between residents of California which are wholly executed and performed in California.

        V. In the event of legal action brought by either party, the prevailing party shall be entitled to reimbursement of full legal fees and costs as set by the court.

        W. ASSOCIATE agrees to jurisdiction and venue exclusively in the Courts of San Diego County, California.

        X. ASSOCIATE acknowledges that DataWorks has made no representations as to any right of ASSOCIATE to continued employment and ASSOCIATE hereby acknowledges that his or her employment is "AT WLL".

                1. ASSOCIATE acknowledges that no modification of this "AT WILL" employment is effective unless made to ASSOCIATE in writing by the President of DataWorks.

        Y. This agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings whether oral or in writing.

        Z. This agreement can only be modified in writing. Any modification of this agreement must be executed by the President of DataWorks to be enforceable against DataWorks.

VI.     EXCEPTIONS FROM AGREEMENT:

        AA. The parties agree that any invention embodied in an issued patent or disclosed in a patent application filed prior to the commencement of ASSOCIATE's relationship with DataWorks shall not be subject to the terms of this agreement.

        BB. The parties agree that any Intellectual Property set forth in Exhibit "A" attached to this agreement shall not be subject to the terms of this agreement.

        CC. The parties agree that any Intellectual Property not belonging to DataWorks under California Labor Code Section 2870 -
                Section 2872 (reprint attached hereto as Exhibit W) shall not be subject to the terms of this agreement.

                1.      Exhibit "A" attached:[ ]

                2.      No exclusions requiring an Exhibit "A" exist:[ ]

VII.    EXECUTION:

        I agree to the above terms and acknowledge receipt of a copy of this agreement

DATED:     12/15/97


                              /s/ Robert C. Vernon
                              -------------------------------------------------
                              ASSOCIATE (Signature)


                              Robert C. Vernon
                              -------------------------------------------------
                              Name (Printed)

                              -------------------------------------------------
                              Social Security Number


                              35 Grand Miramar, Henderson NV  89011
                              -------------------------------------------------
                              Mailing Address





DATED: _________________

                              -------------------------------------------------
                              DataWorks Corporation
                              President

                                    EXHIBIT B
                                   ARTICLE 3.5
                         INVENTIONS MADE BY AN EMPLOYEE

                  Section 2870. Employment Agreements; Assignment or Rights

     Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

                Section 2871. CONDITION OF EMPLOYMENT OR CONTINUED EMPLOYMENT;
                               DISCLOSURE OF INVENTION

     No employer shall require a provision make void and unenforceable by
Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

                Section 2872. Notice to Employee; Burden of Proof

     If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.